EXHIBIT (D)(4)
May 1, 2004

                        BURNHAM FINANCIAL INDUSTRIES FUND

                          INVESTMENT ADVISORY AGREEMENT


BURNHAM INVESTORS TRUST on behalf of
BURNHAM FINANCIAL INDUSTRIES FUND
1325 Avenue of the Americas, 26th Floor
New York, NY 10019

BURNHAM ASSET MANAGEMENT CORPORATION
1325 Avenue of the Americas, 26th Floor
New York, NY 10019

Gentlemen:

         The undersigned, Burnham Investors Trust, a Delaware statutory trust (the "TRUST"), is an investment company registered under the Investment Company Act of 1940, as amended ("1940 ACT"). The Trust hereby engages you to act as the investment adviser to Burnham Financial Industries Fund (the "FUND"), a series of the Trust, subject to the terms and conditions set forth below.

SECTION 1.        INVESTMENT ADVISORY SERVICES.

         a. You will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund, consistent with the investment objectives and policies of the Fund. You will from time to time recommend to the Fund what securities, in your opinion, should be purchased or sold by the Fund and what portion of the assets of the Fund should remain uninvested. In conducting such review and making such recommendations, you will be guided by the Fund's investment policies and restrictions as described in the Trust's registration statement under the Securities Act of 1933, as amended, and the 1940 Act, as filed with the Securities and Exchange Commission (the "SEC") and as amended from time to time; by policies adopted by the Trust's Board of Trustees (the "BOARD"); and by the provisions of the 1940 Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretative position, so that at all times the Fund will be in compliance with its investment policies and restrictions and with the requirements of the 1940 Act and the rules and regulations thereunder, subject however to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretive position. The Trust agrees to supply you with copies of all such documents and to notify you of any changes in the Fund's investment policies and restrictions.

         b. In rendering such investment advisory services to the Fund pursuant to this Agreement, you may employ, retain or otherwise avail yourself of the services or facilities of other persons or organizations for the purpose of providing you or the Fund with statistical and other factual information, advice regarding economic factors and trends, advice as to occasional transactions in specific securities or any other information, advice or assistance that you may deem necessary, appropriate or convenient for the discharge of your obligations hereunder or otherwise helpful to the Fund or in the discharge of your overall responsibilities with respect to the other accounts for which you or your affiliates serve as investment adviser.

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         c. You may employ one or more sub-investment advisers (each, a
"SUBADVISER") to provide investment advisory services to the Fund by entering into a written agreement with each Subadviser. However, any agreement first will be approved in accordance with the requirements of the 1940 Act as such requirements may be modified or superseded by rule, regulation, order or interpretive position of the SEC. The authority given to you in this Agreement may be delegated by you under any such agreement; PROVIDED, HOWEVER, that any Subadviser will be subject to the same restrictions and limitations on investments and brokerage discretion as you are. The Trust agrees that you will not be accountable to the Fund or its shareholders for any loss or other liability relating to specific investments directed by any Subadviser, even though you retain the right to reverse any such investment, because, in the event a Subadviser is retained, you and the Fund will rely almost exclusively on the expertise of such Subadviser for the selection and monitoring of specific investments.

         d. You and any person performing executive or trading functions for the Fund, whose services were made available to the Fund by you, are specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities and to cause the Fund to pay a member of a securities exchange or any other securities broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if you or such person determine in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) provided by such member, broker or dealer, viewed in terms of either that particular transaction or your or such person's overall responsibilities with respect to the accounts as to which you or such person exercise investment discretion (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934).

SECTION 2.        BOOKS, RECORDS AND REPORTS, ETC.

         a. You will maintain all books and records with respect to the Fund's securities transactions required by sub-paragraphs (b)(5), (6), (7), (9) and
(10) and paragraph (f) of Rule 31a-1 under the 1940 Act (other than those records being maintained by the Trust's administrator, custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 under the 1940 Act.

         b. You will furnish to the Board, at its regularly scheduled meetings, and at such other times as the Board may reasonably request, a resume of the portfolio and report on all matters pertaining to your services as investment adviser. In addition, you will furnish the Trust with such reports and other data as the Board may request, including, without being limited to, industry surveys, news of recent developments, statistical data, and such other information as may keep the Board properly informed on developments relating to the Fund's portfolio, or similar data relating to securities which you recommend for inclusion in the portfolio of the Fund.

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SECTION 3.        MULTIPLE CAPACITIES.

         a. Nothing contained in this Agreement will prohibit you from acting and being separately compensated for acting, in one or more capacities on behalf of the Trust including, but not limited to, the capacities of administrator, broker and distributor. The Trust understands that you may act as investment adviser or in other capacities on behalf of other investment companies and customers. While information and recommendations you supply to the Fund will in your judgment be appropriate under the circumstances and in light of the investment objectives of the Fund, they may be different from the information and recommendations you supply to other investment companies and customers. You will give the Fund equitable treatment under the circumstances in supplying information, recommendations and any other services requested of you, but you will not be required to give preferential treatment to the Fund as compared with the treatment given to any other investment company or customer. Whenever you will act in multiple capacities on behalf of the Fund, you will maintain the appropriate separate accounts and records for each such capacity. All information and advice supplied by you to the Fund hereunder will be for its own use exclusively.

         b. Nothing in this Agreement will in any way limit or restrict you or any of your officers, directors, or employees from buying, selling or trading in any securities for your or their own accounts or other accounts.

         c. When you deem the purchase or sale of a security to be in the best interest of the Fund as well as other clients, you may, to the extent permitted by applicable laws and regulations, but shall be under no obligations to, aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, you will allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to your other clients.

         d. You are an independent contractor and not an employee of the Trust for any purpose. If you ever give any advice to your clients concerning the shares of the Trust, you will act solely as investment counsel for such clients and not in any way on behalf of the Trust or the Fund.

SECTION 4.        PAYMENT OF EXPENSES.

         a. Except as otherwise provided herein, you will at your own expense furnish to the Trust office space in your offices or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing the Fund's investments, and you will arrange, if desired by the Trust, for members of your organization to serve as trustees, officers or agents of the Trust.

         b. You will pay directly or reimburse the Trust for the compensation (if any) of the Trustees who are affiliated with, or interested persons of, you and all officers of the Trust who are your employees.

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         c. All of the ordinary business expenses incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless specifically otherwise provided in this agreement. The Trust, on behalf of the Fund to the extent allowable to the Fund, will assume and will pay: (i) charges and expenses for fund accounting, pricing and appraisal services and related overhead, including, to the extent such services are performed by your personnel, or your affiliates, office space and facilities and personnel compensation, training and benefits; (ii) the charges and expenses of auditors;
(iii) the charges and expenses of any administrator, custodian, transfer agent, plan agent, dividend disbursing agent and registrar appointed by the Trust; (iv) issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (v) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Trust to federal, state or other governmental agencies; (vi) fees and expenses involved in registering and maintaining registrations of the Trust and/or its shares with the SEC, state or blue sky securities agencies and foreign countries, including the preparation of prospectuses and statements of additional information for filing with the SEC;
(vii) all expenses of shareholders' and Trustees' meetings and of preparing, printing and distributing prospectuses, notices, proxy statements, and reports to shareholders and reports to governmental agencies; (viii) charges and expenses of legal counsel to the Trust and the Trustees; (ix) any distribution fees paid by the Fund in accordance with Rule 12b-1 under the 1940 Act; (x) compensation of those Trustees of the Trust who are not affiliated with or interested persons of you, the Trust (other than as Trustees) or Burnham Securities, Inc.; (xi) the cost of preparing and printing share certificates; and (xii) interest on borrowed money, if any.

         d. In addition to the expenses described in Section 4(c) above, the Fund will pay all brokers' and underwriting commissions chargeable to the Fund in connection with securities transactions to which the Fund is a party.

         e. You shall not be obligated to pay any expenses of or for the Fund not expressly assumed by you pursuant to this Section.

SECTION 5.        COMPENSATION FOR SERVICES.

         a. The Fund shall pay you, as compensation for your services and expenses assumed hereunder, a fee as set forth below. Advisory fees payable hereunder shall be computed daily and paid monthly in arrears.

         b. The fee payable hereunder shall be composed of the Basic Fee (as defined below) and a Performance Adjustment (as defined below) to the Basic Fee based upon the investment performance of the Fund in relation to the investment record of a securities index determined by the Board to be appropriate over the same period, which the Board has designated as the Philadelphia Bank Index (the "INDEX").

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         c. From time to time, the Board may by a vote of the trustees, including a majority of the trustees who are not interested persons of you or (other than as Board members) the Fund in the manner prescribed by the 1940 Act and the rules and regulations thereunder, determine: (i) that another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of the Trust; and/or (ii) that a Class of shares of the Trust other than Class A is most appropriate for use in calculating the Performance Adjustment. After ten days' written notice to you, a successor index (the "SUCCESSOR INDEX") may be substituted for the Index in prospectively calculating the Performance Adjustment; and/or a different Class of shares may be substituted in calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the performance period prior to the adoption of the Successor Index will still be based upon the Trust's performance compared to the Index. The use of a different Class of shares for purposes of calculating the Performance Adjustment shall apply to the entire performance period so long as such Class was outstanding at the beginning of such period. In the event that such Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which such Class was outstanding and any prior portion of the Performance Period shall be calculated using Class A shares. Any actions permitted by this Section 5(c) taken by the Board shall not be effective unless approved by a majority of the outstanding voting securities of the Fund if so required by the 1940 Act, subject however to such exemptions as may be granted by the SEC by any rule, regulation, order or interpretive position from any such requirement of the 1940 Act.

         d. The "BASIC FEE" shall be equal to 0.90% per annum of the Fund's average daily net assets.

         e. The "PERFORMANCE ADJUSTMENT" consists of an adjustment to the monthly Basic Fee to be made by applying a performance adjustment rate to the average net assets of the Fund over the Performance Period (as defined below). The resulting dollar figure shall be added to or subtracted from the Basic Fee depending on whether the Fund experienced better or worse performance than the Index.

         The performance adjustment rate shall be equal to 0.01% per annum for each percentage point rounded to the nearer point (the higher point if exactly one-half point) that the Fund's investment performance for the period was better or worse than the record of the Index (as then constituted). The maximum Performance Adjustment is plus or minus 0.10% per annum. In addition, as the Fund's average daily net assets over the Performance Period may differ substantially from the Fund's average daily net assets during the current year, the Performance Adjustment may be further adjusted to the extent necessary to ensure that the total Performance Adjustment to the Basic Fee on an annualized basis does not exceed 0.10%.

         The "PERFORMANCE PERIOD" shall consist of a rolling 36 month period consisting of the most recently completed month and the previous 35 months, or such shorter period since commencement of the Fund's operations.

         The Fund's investment performance will be measured by comparing the (i) opening net asset value of one Class A share of the Fund on the first business day of the Performance Period with (ii) the closing net asset value of one Class A share of the Fund as of the last business day of such Performance Period. In computing the investment performance of the Fund and the investment record of the Index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Fund, and all cash distributions of the companies whose stock comprise the Index, will be treated as reinvested in accordance with Rule 205-1 (or any other applicable rule) under the Investment Advisers Act of 1940, as the same from time to time may be amended.

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         The computation of the Performance Adjustment shall not be cumulative.
A positive fee adjustment will apply even though the performance of the Fund over some period of time shorter than the Performance Period has been behind that of the Index, and, conversely, a negative fee adjustment will apply for the month even though the performance of the Fund over some period of time shorter than the Performance Period has been ahead of that of the Index.

         f. An appropriate percentage (based on the number of days in the current month) of the annual Performance Adjustment rate shall be multiplied by the Fund's average net assets (computed in the manner set forth in the Trust's registration statement adjusted as provided above, if applicable) determined as of the close of business on each business day through out the performance period. The resulting dollar amount is added to or deducted from the Basic Fee.

         g. The advisory fee payable hereunder shall be computed daily and paid monthly in arrears. If this Agreement terminates before the last day of a month, the Basic Fee then in effect shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. The amount of any Performance Adjustment to the Basic Fee will be computed on the basis of and applied to net assets averaged over the 36 month period (or such shorter period since commencement of the Fund's operations) ending on the last business day on which this Agreement is in effect.

         h. You may from time to time agree not to impose all or a portion of your fee otherwise payable hereunder (in advance of the time such fee or a portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Trust for all or a portion of its expenses not otherwise required to be borne or reimbursed by you, subject to such terms regarding recoupment as from time to time agreed to by the Board, including a majority of the trustees who are not interested persons of you. Any such fee reduction or undertaking may be discontinued or modified by you at any time.

         i. Nothing herein will preclude you or your affiliates from executing brokerage transactions for the Fund, charging the Fund brokerage commissions for these transactions and deriving a profit from these transactions.

SECTION 6.        LIABILITY OF THE INVESTMENT ADVISER.

         a. You will be liable for your own acts and omissions caused by your willful misfeasance, bad faith, or gross negligence in the performance of your duties or by your reckless disregard of your obligations under this Agreement, and nothing herein will protect you against any such liability to the Trust, the Fund or its shareholders. You will not be liable for the acts and omissions of any agent employed by you, nor for those of any bank, trust company, broker or other person with whom or into whose hands any moneys, shares of the Trust or securities and investments may be deposited or come in compliance with the provisions of this Agreement. You will not be liable for any defect in title of any property acquired, nor for any loss unless it occurs through your own willful default. Subject to the first sentence of this section, you will not be liable for any action taken or omitted on advice, obtained in good faith, of counsel, provided such counsel is satisfactory to the Trust.

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         b. None of the trustees, officers, agents or shareholders of the Trust will be personally liable hereunder or are assuming any liability for obligations entered into on behalf of the Trust. All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust. The Fund will not be liable for any claims against any other series of the Trust.

SECTION 7.        USE OF THE NAME "BURNHAM."

         a. The Trust agrees that in the event that neither you nor any of your affiliates acts as an investment adviser to the Trust or the Fund, the name of the Trust or Fund will be changed to one that does not contain the name "Burnham" or otherwise suggest an affiliation with you.

SECTION 8.        TERMINATION OF AGREEMENT, ASSIGNMENT AND AMENDMENT.

         a. This Agreement may be terminated at any time with respect to the Fund without the payment of any penalty upon not more than 60 days' written notice by the terminating party to the other party, by you or by the Trust acting pursuant to a resolution adopted by the Board, or by the vote of a majority of the outstanding voting securities of the Fund.

         b. This Agreement will automatically terminate in the event of its assignment. Termination will not affect rights of the parties which have accrued prior thereto.

         c. This Agreement contains the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with any applicable requirements of the 1940 Act as modified or superseded by any rule, regulation, order on interpretive position of the SEC.

SECTION 9.        DURATION OF AGREEMENT.

         a. Unless sooner terminated, this Agreement will continue in effect until the second anniversary of the date of this Agreement and from year to year thereafter until terminated, provided that each such continuation of this Agreement and the terms thereof are approved annually in accordance with the requirements of the 1940 Act, as modified or superseded by rule, regulation, order or interpretative position of the SEC, subject to your right and the Trust's right to terminate this Agreement as provided in Section 8 hereof.

SECTION 10.       DEFINITIONS.

         a. The terms "assignment", "interested person" and "voting securities" when used in this Agreement will have the meanings given such terms in the 1940 Act.

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SECTION 11.       CONCERNING APPLICABLE PROVISIONS OF LAW.

         a. This Agreement will be subject to all applicable provisions of law, including, without being limited to, the applicable provisions of the 1940 Act. To the extent that any provisions herein conflict with any applicable provisions of law, the latter will control.

         b. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

         c. This Agreement will be governed by the substantive law of the State of New York and the applicable provisions of the 1940 Act.

         d. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SECTION 12.       EFFECTIVE DATE.

         a. This Agreement is effective as of the date first written above or commencement of the Fund's operations, which ever is later.

SECTION 13.       MISCELLANEOUS.

         a. The captions in this agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                         Very truly yours,

                         BURNHAM INVESTORS TRUST on behalf of
                         BURNHAM FINANCIAL INDUSTRIES FUND

                         By:  /s/ MICHAEL E. BARNA
                              ---------------------------
                              Michael E. Barna

                         Its: Executive Vice President, Chief Financial Officer,
                              Treasurer and Secretary

This Agreement is hereby agreed to as of the date first written above.

BURNHAM ASSET MANAGEMENT CORPORATION

By:  /s/ JON M. BURNHAM
     ----------------------
     Jon M. Burnham

Its:  Chairman, Chief Executive Officer and Director

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